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                                                                     EXHIBIT 3.1

                 RESTATED AND AMENDED ARTICLES OF INCORPORATION

                                       OF

                    CRAWFORD EQUIPMENT & ENGINEERING COMPANY
    ----------------------------------------------------------------------

                  Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act, the undersigned corporation, pursuant to a unanimous vote of its shareholders, hereby adopts the following Restated and Amended Articles of Incorporation:

                                    ARTICLE I
                                    ---------

                  The name of the Corporation shall be CRAWFORD EQUIPMENT & ENGINEERING COMPANY.

                                   ARTICLE II
                                   ----------

                  The street address of the initial principal office of the corporation shall be:

                               436 West Landstreet
                             Orlando, Florida 32859

                                   ARTICLE III
                                   -----------

                  The purpose for which this Corporation is organized is to engage in every aspect and phase of the business of contract boiler work; designing manufacturing and selling packaged crematories, volatile organic compound abatement systems, and medical incineration equipment and to transact any and all other lawful business for which corporations may be incorporated under the laws of the United States of America and of this State.

                                   ARTICLE IV
                                   ----------

                  The maximum number of shares of common stock which may be issued by this Corporation is Fifteen Million (15,000,000) shares of common stock, $.0002 par value per share. Each holder of common stock shall be entitled to cast one (1) vote for each share of common stock
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owned on all matters submitted to shareholders for a vote. On all matters submitted to the shareholders for a vote including the election of directors, a plurality of the votes cast by the shares entitled to vote in an election at a meeting for which a quorum is present shall be required for approval of such matters. A quorum shall be established in the By-Laws by the Board of Directors.

                                    ARTICLE V
                                    ---------

                  The Corporation shall have perpetual existence, unless sooner dissolved according to law.

                                   ARTICLE VI
                                   ----------

                  The initial registered agent of this Corporation shall be
                               James P. Crawford

                  The registered office of this Corporation shall be located at:

                               436 West Landstreet
                             Orlando, Florida 32824


                                   ARTICLE VII
                                   -----------

                  The business of the Corporation shall be conducted and managed by a Board of Directors consisting of not less than one (1) member. The Board of Directors shall be elected by the shareholders.



                                  ARTICLE VIII
                                  ------------

                  The Corporation shall indemnify any officer or director, or any former officer or director, to the fullest extent permitted by law.

                                   ARTICLE IX
                                   ----------

         No contract or other transaction between the Corporation and any other firm or corporation shall be affected or invalidated by reason of

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the fact that any one or more of the directors or officers of this Corporation is or are interested in, or is a member, stockholder, director or officer, or are members, stockholders, directors or officers of such other firm or corporation; and any director or officer, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested, and no contract, act or transaction of this Corporation with any other person or persons, firm, association or corporation, shall be affected or invalidated by reason of the fact that any director or officer of the Corporation is a party or are parties to, or are interested in such contract, act or association or corporation.

                                    ARTICLE X
                                    ---------

                  The name and street address of the Incorporator is:

                               James P. Crawford

                              436 West Landstreet
                            Orlando, Florida 32824

                  The foregoing restated articles of incorporation restate and integrate and amend in accordance with Section 607.1006, Fla. Stat., the provisions of the corporation's articles of incorporation as theretofore amended. The amendments contained herein were approved by a unanimous vote of the shareholders at a special meeting held for such purposes on January 20, 1998.

                  Dated this  20  of January, 1998.
                             ----
                                            CRAWFORD EQUIPMENT &
                                               ENGINEERING COMPANY

                                         By /s/ James P. Crawford
                                           ------------------------
                                           James P. Crawford
                                           Incorporator

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CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF PROCESS
WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.

                  In compliance with the laws of the State of Florida, the following is submitted:

                  First, that:

                  CRAWFORD EQUIPMENT & ENGINEERING COMPANY

desiring to organize under the laws of the State of Florida has named:

                                James P. Crawford

of 436 West Landstreet, Orlando, Orange County, State of Florida, 32824, as its statutory registered agent.

                  Having been named the statutory agent of the above corporation at the place designated in this certificate, I hereby accept the same and agree to act in this capacity, and agree to comply with the provisions of Florida law relative to keeping the registered office open.

                  Dated this  20  day of January, 1998.
                             ----


                                 /s/ James P. Crawford
                                ----------------------------------------
                                James P. Crawford
                                Registered Agent

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